FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Profit for First Quarter of Fiscal 2011

WEST LAFAYETTE, Ind., February 7, 2011—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the first three months of fiscal 2011, ending December 31, 2010.

 For the quarter ended December 31, 2010, the Company reported net earnings of $310,000 ($0.06 per share, basic and diluted) on revenues of $8.1 million.  This compares to a loss of $1.5 million ($0.30 per share, basic and diluted) on revenues of $6.4 million in the corresponding quarter of the prior year.  The improvement in earnings for the current fiscal quarter is mainly due to higher revenues in both our service and product segments as well as reductions in operating expenses.  Revenues increased 27.7% in our services segment and 24.3% in our products segment from the prior year period.  Revenues for the first fiscal quarter of 2011 were higher than any of the four quarters of fiscal 2010.  Increased proposal opportunities, new orders accepted and increased research and development spending from our products clients have contributed to the revenue improvement.  Operating expenses were reduced $265,000 from the first quarter of the prior year mainly due to cost containment initiatives implemented throughout the Company.

The Company negotiated an amendment to two of its loan agreements with Regions Bank (“Regions”), on November 29, 2010.  Regions agreed to accept a $500,000 principal payment on a note with $1.1 million of principal maturing on December 18, 2010 and a $500,000 principal payment on another note with $1.3 million of principal maturing on February 11, 2011.  The unpaid principal on the notes will be incorporated into a replacement note maturing in November, 2012. The first payment of $500,000 was made on December 17, 2010.  The Company expects to make the second $500,000 payment on schedule.

“It is very encouraging for our organization to start our current fiscal year with a profitable quarter on stronger revenues,” said President and Chief Executive Officer Anthony S. Chilton, Ph.D. “We believe we have positioned BAS to take advantage of our recovering markets, with an expanded sales force, strong professional teams throughout our organization, and a cost structure that is very competitive.  We are committed to building on this solid start for our current year.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended December 31,
	2010	2009
Service revenue	$6,143	$4,811
Product revenue	1,947	1,566
Total revenue	8,090	6,377

Cost of service revenue	4,668	4,570
Cost of product revenue	706	611
Total cost of revenue	5,374	5,181

Gross profit	2,716	1,196
Operating expenses:
Selling	685	785
Research and development	112	171
General and administrative	1,381	1,487
Total operating expenses	2,178	2,443

Operating income (loss)	538	(1,247)

Interest income	—	—
Interest expense	(235)	(241)
Other income	7	—
Income (loss) before income taxes	310	(1,488)

Income taxes	—	—

Net income (loss)	$310	$(1,488)

Basic net income (loss) per share	$0.06	$(0.30)
Diluted net income (loss) per share	$0.06	$(0.30)

Weighted common shares outstanding:
Basic	4,915	4,915
Diluted	4,981	4,915

#  #  #  #  #